Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-179034 on Form F-1 of our report dated January 17, 2012, except for Note 25, as to which the date is February 8, 2012, relating to the consolidated financial statements of GasLog Ltd. and subsidiaries as of December 31, 2009 and 2010 and for the three years in the period ended December 31, 2010 and the related financial statement schedule appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

February 9, 2012